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                                                                    EXHIBIT 99.5

[LOGO OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

May 2, 2000

Board of Directors
The Times Mirror Company
Times Mirror Square
Los Angeles, CA 90053

Re: Joint Proxy Statement/Prospectus on Form S-4

Ladies and Gentlemen:

   Reference is made to our opinion letter dated March 13, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Series A Common Stock, par value $1.00 per share (the "Series A Shares"), and the outstanding shares of Series C Common Stock, par value $1.00 per share (the "Series C Shares," and, together with the Series A Shares, the "Shares"), of The Times Mirror Company (the "Company") of the Stock Consideration (as defined therein) and the Cash Consideration (as defined therein) proposed to be paid in the Tender Offer (as defined therein) and the Merger (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of March 13, 2000, between Tribune Company ("Tribune") and the Company.

   The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Joint Proxy Statement/Prospectus.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "Item 4. Solicitation or Recommendation" and to the inclusion of the foregoing opinion in the above-mentioned Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

   Very truly yours,

   /s/ Goldman, Sachs & Co.
   GOLDMAN, SACHS & CO.